Exhibit 99.1

Westwater Resources Further Strengthens Balance Sheet to Support Ongoing Growth Strategy

CENTENNIAL, Colo., June 14, 2018 – Westwater Resources, Inc. (“Westwater,” or the “Company”) (Nasdaq: WWR), an energy materials development company, announced today that it has strengthened its balance sheet, completing a registered direct offering with Aspire Capital Fund, LLC (“Aspire”) whereby Aspire purchased a combination of 8,686,291 common shares and pre-funded common stock purchase warrants at a price of $0.34 per share and $0.33 per warrant. Gross proceeds from the offering were $2.9 million. The common shares and pre-funded warrants will be issued pursuant to a take-down off the Company’s existing S-3 Shelf Registration Statement. The warrants have an exercise price of $0.01 per share and a term of three years. Concurrently, at Westwater’s request, the Company and Aspire have mutually agreed to terminate the Common Stock Purchase Agreement dated September 25, 2017.

Christopher M. Jones, President and Chief Executive Officer of Westwater Resources, said, “The successful completion of this offering significantly strengthens our balance sheet at this stage of the Company’s development. 2018 has already been a tremendously active and pivotal year for Westwater. In the next several days, we will publish our business plan for Alabama Graphite Company, outlining our plans to develop a battery-graphite manufacturing business in Alabama that produces advanced, high-quality, and high-margin products for battery manufacturers.”

“Aspire has been an invaluable partner of Westwater Resources for many years. Their steadfast belief in our vision and strong financial support has enabled us to get where we are today. This transaction further strengthens our financial position to pursue the substantial development opportunities we have identified and are starting to engage,” concluded Mr. Jones.

Westwater intends to use the net proceeds from this offering for general corporate purposes, which may include technical studies, restoration commitments, capital expenditures and working capital.

The securities are being offered by the Company pursuant to an effective shelf registration statement (File No. 333-216243), which was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 9, 2017.  A prospectus supplement and accompanying base prospectus relating to the offering have been filed with the SEC.  Copies of the prospectus and prospectus supplement relating to the offering may be obtained at the SEC’s website, http://www.sec.gov.

This news release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which, or to any person to whom, such offer, solicitation or sale is unlawful.

About Westwater Resources

WWR is focused on developing energy-related materials.  The Company’s battery materials projects include lithium mineral properties in three prospective lithium brine basins in Nevada and Utah and now with the acquisition of AGC, the Coosa Graphite Project and the associated Coosa Graphite Mine located across 41,900 acres in east-central Alabama.  WWR’s uranium projects are located in Texas, New Mexico and the Republic of Turkey.  WWR remains focused on advancing the Temrezli in-situ recovery (ISR) uranium project in Central Turkey when uranium prices permit economic development of this project.  In Texas, the Company has two licensed and currently idled uranium processing facilities and approximately 11,000 acres (4,400 ha) of prospective in-situ recovery uranium projects. In New Mexico, the Company controls mineral rights encompassing approximately 188,700 acres (76,394 ha) in the prolific Grants Mineral Belt, which is one of the largest concentrations of sandstone-hosted uranium deposits in the world. Incorporated in 1977 as Uranium Resources, Inc., WWR also owns an extensive uranium information database of historic drill hole logs, assay certificates, maps and technical reports for the Western United States. For more information, visit www.westwaterresources.net.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing events or developments that WWR expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s growth, developments at the Company’s projects, the future production of graphite, including on a pilot scale, and future sales of graphite, including as a first mover for key components of electrical storage devices, and the Company’s liquidity and cash demands, including future capital markets financing and disposition activities, are forward-looking statements.  Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties.  These risk factors and uncertainties include, but are not limited to, (a) the Company’s ability to successfully integrate AGC’s business into its own, and the risk that additional analysis of the Coosa Graphite Project may result in revisions to the findings of WWR’s initial optimization study; (b) the Company’s ability to raise additional capital in the future; (c) spot price and long-term contract price of graphite, uranium and lithium; (d) risks associated with our foreign and domestic operations; (e) operating conditions at the Company’s projects; (f) government and tribal regulation of the graphite industry, uranium industry, the lithium industry, and the power industry; (g) world-wide graphite, uranium and lithium supply and demand, including the supply and demand for lithium-based batteries; (h) maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments; (i) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates or intends to operate, including in Alabama, Texas, New Mexico, Utah, Nevada and Republic of Turkey; (j) the ability of the Company to enter into and successfully close acquisitions or other material transactions, (k) the results of the Company’s lithium brine exploration activities at the Columbus Basin, Railroad Valley, and Sal Rica projects, and the possibility that future exploration results may be materially less promising than initial exploration result; (I) any graphite, lithium or uranium discoveries not being in high enough concentration to make it economic to extract the metals; and (m) other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release. The results of the initial optimization study are preliminary in nature and subject to revision following WWR’s further analysis of the Coosa project.

Westwater Resources Contact:	Investor Relations Contact:
Christopher M. Jones, President & CEO	Michael Porter
Phone: 303.531.0480	Porter, LeVay and Rose
Jeff Vigil, VP Finance & CFO	Phone: 212.564.4700
Phone: 303.531.0481
Email: Info@WestwaterResources.net	Email: Westwater@plrinvest.com